EXHIBIT 10.2

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.  SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***]”.

AMENDMENT #8 TO THE RESEARCH, DEVELOPMENT AND LICENSE AGREEMENT

This AMENDMENT #8 TO THE RESEARCH, DEVELOPMENT AND LICENSE AGREEMENT (this “Amendment No. 8”) is entered into and made effective as of the 29th day of July 2019 (the “Amendment No. 8 Effective Date”) by and between IONIS PHARMACEUTICALS, INC., a Delaware corporation, having its principal place of business at 2855 Gazelle Court, Carlsbad, CA 92010 (formerly “Isis Pharmaceuticals, Inc.”) (“Ionis”), and GLAXO GROUP LIMITED, a company existing under the laws of England and Wales, having its registered office at 980 Great West Road, Brentford London TW8 9GS, United Kingdom (“GGL”), and GLAXOSMITHKLINE INTELLECTUAL PROPERTY DEVELOPMENT LIMITED,  a company existing under the laws of England and Wales, having its registered office at 980 Great West Road, Brentford London TW8 9GS, United Kingdom (“GSK IPDL”). GGL and GSK IPDL are referred to together as “GSK”. Ionis and GSK are each referred to herein by name or as a “Party” or, collectively, as “Parties.”

RECITALS

WHEREAS, Ionis and GGL are parties to the Research, Development and License Agreement dated March 30, 2010, as amended (the “Agreement”) and (to the extent applicable) GGL has sub-licensed its rights under the Agreement to GSK IPDL;

WHEREAS, Ionis and GSK entered into Amendment No. 5 to the Agreement dated June 27, 2014 (the “Amendment No. 5”) and Amendment No. 7 to the Agreement dated March 4, 2016 (the “Amendment No. 7”) to amend certain terms of the Agreement solely with respect to the HBV Program, a Collaboration Program focused on hepatitis B virus;

WHEREAS, Ionis and GSK wish to agree to amend the Agreement to provide that certain Isis Product-Specific Patents will only be exclusively licensed and not assigned to GSK following the exercise of the Option for the HBV Program on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and solely with respect to the HBV Program, the Parties, intending to be legally bound, do hereby agree as follows:

Capitalized terms used but not defined herein will have the meaning ascribed to such terms in the Agreement, Amendment No. 5 and Amendment No. 7.

1.	Definitions. “Non-Assignable Ionis Product-Specific Patents” means the Ionis Product-Specific Patents set forth in Appendix A to this Amendment No. 8.

2.	Amendment of the Agreement. Solely with respect to the HBV Program, the Agreement is hereby amended as follows:

a.
The first paragraph of Section 4.1.1 is deleted and replaced in its entirety with: “Development and Commercialization License. On a Collaboration Program-by-Collaboration Program basis, subject to the terms and conditions of this Agreement, Ionis hereby grants to GSK (a):  a worldwide, exclusive, royalty-bearing, sublicensable (in accordance with Section 4.1.2) license under the Licensed IP (other than the Ionis Product-Specific Patents) to Manufacture, Develop, and Commercialize Licensed Compounds and Licensed Products, and (b) a worldwide, exclusive, royalty-bearing, sublicensable, perpetual, irrevocable (except pursuant to Section 10.1) license under the Ionis Product-Specific Patents for any purpose related to the treatment of hepatitis B [***].

b.
Section 6.2.2(b) is deleted and replaced in its entirety with: “Ionis Patents After Exercise of Option. After GSK has obtained the applicable license under Section 4.1.1 and following review and approval of a majority of the members of the Joint Patent Committee, Ionis will assign to GSK all Ionis Product-Specific Patents that Cover Licensed Compounds, Licensed Products and/or the Collaboration Target included in such Collaboration Program, excluding the Non-Assignable Ionis Product-Specific Patents which Ionis shall license to GSK pursuant to Section 4.1.1, and GSK will thereafter control and be responsible for all aspects of the Prosecution and Maintenance of all such Ionis Product-Specific Patents (for clarity, including the Non-Assignable Ionis Product-Specific Patents) related to the treatment of hepatitis B viral infections, subject to Section 6.2.4.”

c.
Section 10.1 is deleted and hereby replaced in its entirety with the following: “Reversion Rights.  Ionis may elect to continue to Develop and Commercialize any Discontinued Products that are the subject of a termination (i) by GSK under Section 9.2.1, or (ii) by Ionis under Section 9.2.2 or Section 9.2.3, by notice in writing to GSK after such termination (an “Election Notice”) that Ionis is exercising its rights under this Section 10.1, in which case GSK will grant to Ionis a sublicensable, worldwide, exclusive license or sublicense, as the case may be, to all GSK Technology Controlled by GSK as of the date of the Election Notice solely as they are necessary to make, have made, use, sell, offer for sale, have sold and import Discontinued Products. Such license will be sublicensable by Ionis in accordance with Section 4.1.2, mutatis mutandis. In addition, if Ionis provides GSK an Election Notice within ninety (90) days of such termination, then (A) GSK will (x) assign back to Ionis any GSK Orange Book Patents (or any other Patent Rights) that relate to such Discontinued Products assigned by Ionis to GSK under this Agreement, and (y) transfer to Ionis for Ionis’ use with respect to the Development and Commercialization of the Discontinued Products, any Know-How data, results, regulatory information, filings, and files in the possession of GSK as of the date of the Election Notice that relate to such Discontinued Products, and any other information or material specified in Section 4.2.1 and (B) the licenses granted by Ionis under Section 4.1.1 with respect to the Non-Assignable Ionis Product-Specific Patents shall terminate.

3.
Governing Law; Counterparts.  This Amendment No. 8 and any dispute arising from the performance or breach hereof will be governed by and construed and enforced in accordance with the laws of the State of Delaware, U.S.A., without reference to conflicts of laws principles.  This Amendment No. 8 may be signed in counterparts, each and every one of which will be deemed an original, notwithstanding variations in format or file designation which may result from the electronic transmission, storage and printing of copies of this Amendment No. 8 from separate computers or printers.  Facsimile signatures and signatures transmitted via PDF will be treated as original signatures.

*  *  *  *
[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Amendment No. 8 to be executed by their duly authorized representatives as of the Amendment No. 8 Effective Date.

Ionis Pharmaceuticals, Inc.

By:	/s/ Brett Monia
Name:	Brett Monia
Title:	Chief Operating Officer
Date:	July 29, 2019

Glaxo Group Limited

By:	/s/ Edinburgh Pharmaceutical Industries Limited, Corporate Director
Name:	Authorized Representative of Edinburgh Pharmaceuticals Industries Limited

By:	/s/ The Wellcome Foundation Limited, Corporate Director
Name:	Authorized Representative of The Wellcome Foundation

Glaxosmithkline intellectual property
development limited

By:	/s/ Edinburgh Pharmaceutical Industries Limited, Corporate Director
Name:	Authorized Representative of Edinburgh Pharmaceuticals Industries Limited

By:	/s/ Glaxo Group Limited, Corporate Director
Name:	Authorized Representative of Glaxo Group Limited

APPENDIX A

Non-Assignable Ionis Product-Specific Patents

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